UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest event Reported): January 24, 2012

Torchlight Energy Resources, Inc.

(Exact name of registrant as specified in its charter)

Nevada	000-53473	74-3237581
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

2007 Enterprise Avenue

League City, Texas 77573

(Address of principal executive offices)

Telephone – (281) 538-5938

Pole Perfect Studios, Inc.

(Former name)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

      . Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

      . Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

      . Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

      . Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 24, 2012, 2011, our Board of Directors increased the number of members of the Board of Directors from four to five, thereby creating one vacancy in the Board of Directors.  Contemporaneously, the Board appointed John A. Brda as a new member to the Board of Directors, to fill the newly created vacancy.

Also on January 24, 2011, Thomas Lapinski relinquished his position as our President, but he will continue to serve as Chief Executive Officer and Director.  Contemporaneously, our Board of Directors appointed Mr. Brda as our President and Secretary.   We also entered into an Employment Agreement with Mr. Brda.  The agreement provides that Mr. Brda will serve as President and Secretary for a term of two years and will receive annual compensation of $240,000 in addition to any performance bonuses the Board may choose to grant at its discretion.  A copy of the Employment Agreement is included with this current report as Exhibit 10.1.

Biographical information of Mr. Brda follows:

John A. Brda – age 47

Mr. Brda has been our President and Secretary and a member of the Board of Director since January 2012.  He has been the Managing Member of Brda & Company, LLC since 2002, which provides consulting services to public companies—with a focus in the oil and gas sector—on investor relations, equity and debt financings, strategic business development and securities regulation matters.  He also currently beneficially owns approximately 17.4% of our issued and outstanding common stock.  Since November 2010, he has frequently provided consulting services to us, for which he has received no compensation.

We believe Mr. Brda is an excellent fit to our Board of Directors and management team based on his extensive experience in deal making and business development, particularly in the oil and gas sector as well as other non-related industries.  He has consulted with many public companies in the last ten years, and we believe that his extensive network of industry professionals and finance firms will contribute to our success.

Item 9.01  Financial Statements and Exhibits.

(d)  Exhibits.

Exhibit No.	Description

10.1	Employment Agreement (with John A. Brda)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Torchlight Energy Resources, Inc.

Date: January 27, 2012	By: /s/ Thomas Lapinski
Thomas Lapinski
Chief Executive Officer

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